Exhibit 99.1

Investor Relations Contact:

Mike Saviage

Adobe Systems Incorporated

408 536.4416

ir@adobe.com

Public Relations Contact:

Holly Campbell

Adobe Systems Incorporated

408 536.6401

campbell@adobe.com

Adobe Systems Reports Record Revenue and Profit

43 Percent Revenue Growth Driven by Strong Adobe Creative Suite Adoption and Continued Adobe Acrobat Success

SAN JOSE, Calif. — March 18, 2004 — Adobe Systems Incorporated (NASDAQ: ADBE) today reported strong financial results for its first quarter ended March 5, 2004.

In the first quarter of fiscal 2004, Adobe achieved record revenue of $423.3 million, compared to $296.9 million reported for the first quarter of fiscal 2003 and $358.6 million reported in the fourth quarter of fiscal 2004.  On a year-over-year basis, this represents 43 percent growth.  Adobe’s first quarter revenue target range was $380 to $405 million.

“Our outstanding quarter was driven by strong global revenue from the new Adobe Creative Suite and record revenue from our Intelligent Documents business.  This highlights the increasing relevance of Adobe technology platforms to creative professionals and enterprises worldwide,” said Bruce R. Chizen, president and chief executive officer of Adobe. “Given the impressive start in Q1, we have raised our fiscal 2004 financial targets.”

GAAP diluted earnings per share for the first quarter of fiscal 2004 were $0.50.   Non-GAAP diluted earnings per share, which does not include an investment loss from the company’s venture program, also were $0.50.  Adobe’s revised GAAP and non-GAAP first quarter earnings target range was $0.36 to $0.42 per share.

GAAP net income was a record $123.0 million for the first quarter of fiscal 2004, compared to $54.2 million reported in the first quarter of fiscal 2003, and $83.3 million in the fourth quarter of fiscal 2003.  On a year-over-year basis, GAAP net income grew 127 percent.

Non-GAAP net income, which does not, as applicable, include a partial reversal of prior restructuring charges and investment gains and losses, was a record $123.8 million for the first quarter of fiscal 2004, compared to $58.9 million in the first quarter of fiscal 2003, and $83.0 million in the fourth quarter of fiscal 2003.  On a year-over-year basis, non-GAAP net income grew 110 percent.

GAAP diluted earnings per share for the first quarter of fiscal 2004 were $0.50 based on 246.1 million weighted average shares. This compares with GAAP diluted earnings per share of $0.23 reported in the first quarter of fiscal 2003, based on 235.3 million weighted average shares, and GAAP diluted earnings per share of $0.34 reported in the fourth quarter of fiscal 2003, based on 245.5 million weighted average shares.

Adobe’s GAAP operating income was $163.3 million in the first quarter of fiscal 2004, compared to $80.5 million in the first quarter of fiscal 2003 and $115.3 million in the fourth quarter of fiscal 2003.  As a percent of revenue, GAAP operating income in the first quarter of fiscal 2004 was 38.6 percent, compared to 27.1 percent in the first quarter of fiscal 2003 and 32.1 percent in the fourth quarter of fiscal 2003.

Adobe’s non-GAAP operating income, which does not, as applicable, include a partial reversal of prior restructuring charges,  was $163.3 million in the first quarter of fiscal 2004, compared to $80.5 million in the first quarter of fiscal 2003 and $115.2 million in the fourth quarter of fiscal 2003.  As a percent of revenue, non-GAAP operating income for the first quarter of fiscal 2004 was 38.6 percent, compared to 27.1 percent in the first quarter of fiscal 2003 and 32.1 percent in the fourth quarter of fiscal 2003.

Company Provides Second Quarter Financial Targets and Raises Fiscal Year 2004 Targets

For the second quarter of fiscal 2004, the Company announced that it is targeting revenue of $365 to $385 million, a gross margin of approximately 93 to 94 percent, and GAAP and non-GAAP operating margin ranges of 30 to 33 percent.

As a percent of revenue, Adobe is targeting second quarter expenses as follows:

Research & Development – approximately 19 to 20 percent

Sales & Marketing – approximately 32 to 34 percent

General & Administrative – approximately 9 to 10 percent

In addition, Adobe is targeting its share count range to be between 247 and 249 million shares in the second quarter of fiscal 2004.  The Company also is targeting other income in its second quarter to be approximately  $3 to $4 million, and a tax rate of 26 percent.  These targets lead to second quarter GAAP and non-GAAP earnings per share target ranges of $0.33 to $0.39.

For fiscal year 2004, Adobe increased its revenue target to a range of $1.475 to $1.5 billion.  The Company also increased its annual operating margin target to a range of 31 to 32 percent, with a targeted GAAP and non-GAAP earnings per share range between $1.40 and $1.46.  The Company’s prior fiscal 2004 targets were revenue of approximately $1.425 billion, with an operating margin of approximately 30 percent.

The Company currently believes targeted non-GAAP earnings per share and non-GAAP operating margin results will not differ materially from targeted GAAP results.

The Adobe Board of Directors declared this quarter’s cash dividend of $0.0125 per share, payable on April 13, 2004 to stockholders of record as of March 30, 2004.

Forward Looking Statements Disclosure

This press release contains forward looking statements, including those related to revenue, gross margin, operating expenses, operating margin, other income, tax rate, share count and earnings per share, which involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: general economic or political conditions in any of the major countries in which we do business, introduction of new products by existing and new competitors, delays in development or shipment of our new products or major new versions of existing products, difficulties in implementing strategic alliances, difficulties in transitions to new business models or markets in the enterprise, government, consumer and creative professional markets, changes to our distribution channel, inability to attract and retain key personnel, lack of market acceptance of new products, upgrades and services, changes in demand for application software, computers and printers, intellectual property disputes and litigation, industry transitions to new business models, renegotiation or termination of royalty or intellectual property licensing arrangements, changes in accounting rules, unanticipated changes in tax rates and market risks associated with our equity investments. For further discussion of these and other risks and uncertainties, individuals should refer to the Company’s SEC filings, including the 2003 annual report on Form 10-K and quarterly reports on Form 10-Q filed in 2004. The Company does not undertake an obligation to update forward looking statements.

About Adobe Systems Incorporated

Adobe helps people and businesses communicate better through its world-leading digital imaging, design and document technology platforms for consumers, creative professionals and enterprises.  Adobe’s revenue in the last fiscal year exceeded $1 billion. For more information about Adobe, visit www.adobe.com.

© 2004 Adobe Systems Incorporated. All rights reserved. Adobe and the Adobe logo are registered trademarks of Adobe Systems Incorporated in the United States and/or other countries.

Condensed Consolidated Statements of Income

(In thousands, except per share data; unaudited)

	Three Months Ended
	March 5, 2004	February 28, 2003
Revenue:
Products.	$415,752	$290,755
Services and support.	7,529	6,140
Total revenue.	423,281	296,895

Total cost of revenue:
Products	20,444	19,360
Services and support.	3,738	3,002
Total cost of revenue.	24,182	22,362

Gross profit	399,099	274,533

Operating expenses:
Research and development	75,071	65,956
Sales and marketing.	127,354	98,028
General and administrative.	33,412	30,041
Total operating expenses.	235,837	194,025

Operating income.	163,262	80,508

Non-operating income (loss), net:
Investment loss	(1,031)	(6,692)
Interest and other income.	4,032	3,649
Total non-operating income (loss).	3,001	(3,043)

Income before income taxes.	166,263	77,465
Provision for income taxes.	43,228	23,240

Net income.	$123,035	$54,225

Basic net income per share.	$0.52	$0.23

Shares used in computing basic net income per share	238,384	231,084

Diluted net income per share.	$0.50	$0.23

Shares used computing diluted net income per share	246,087	235,294

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	March 5, 2004	November 28, 2003
	(Unaudited)	(Audited)

ASSETS

Current assets:
Cash and cash equivalents	$199,759	$189,917
Short-term investments	1,049,576	906,616
Trade receivables	122,955	146,311
Other receivables	32,035	27,731
Deferred income taxes	27,955	35,875
Other current assets	29,858	22,578

Total current assets	1,462,138	1,329,028

Property and equipment, net	82,512	77,007
Goodwill	95,971	95,971
Purchased and other intangibles, net	15,161	15,318
Other assets	35,724	37,721

Total assets	$1,691,506	$1,555,045

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade and other payables	$35,598	$37,437
Accrued expenses	175,508	160,009
Income taxes payable	185,363	193,484
Deferred revenue	43,326	45,600

Total current liabilities	439,795	436,530

Deferred income taxes, long-term	34,227	17,715

Stockholders’ equity:
Common stock, $0.0001 par value	29,576	29,576
Additional paid-in-capital	901,831	874,126
Retained earnings	1,920,444	1,800,398
Accumulated other comprehensive income (loss)	5,582	(999)
Treasury stock at cost, net of re-issuances	(1,639,949)	(1,602,301)

Total stockholders’ equity	1,217,484	1,100,800

Total liabilities and stockholders’ equity	$1,691,506	$1,555,045

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 5, 2004	February 28, 2003
Cash flows from operating activities:
Net income	$123,035	$54,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,438	11,992
Stock compensation expense	184	952
Deferred income taxes	23,110	5,744
Provision for losses on receivables	(2,114)	495
Tax benefit from employee stock option plans	5,124	2,014
Loss on equity and cost method investments	1,083	3,554
Gains on sale of equity securities	—	(771)
(Gain) loss on other-than-temporary declines of equity securities	(51)	3,910
Changes in operating assets and liabilities:
Receivables	21,166	(12,560)
Other current assets	(4,503)	(2,492)
Trade and other payables	(1,839)	(3,574)
Accrued expenses	11,782	14,410
Accrued restructuring charges	(587)	(4,742)
Income taxes payable	(8,121)	4,891
Deferred revenue	(2,274)	1,299
Net cash provided by operating activities	179,433	79,347

Cash flows from investing activities:
Purchases of short-term investments	(394,741)	(124,464)
Maturities and sales of short-term investments	255,827	45,568
Acquisitions of property and equipment	(14,444)	(7,490)
Purchases of long-term investments and other assets	(4,135)	(3,516)
Proceeds from sale of equity securities	—	1,764
Net cash used for investing activities	(157,493)	(88,138)

Cash flows from financing activities:
Purchase of treasury stock	(55,607)	(45,207)
Proceeds from issuance of treasury stock	46,163	13,729
Payment of dividends	(2,986)	(2,887)
Net cash used for financing activities	(12,430)	(34,365)
Effect of foreign currency exchange rates on cash and cash equivalents	332	1,569
Net increase (decrease) in cash and cash equivalents	9,842	(41,587)
Cash and cash equivalents at beginning of period	189,917	183,684
Cash and cash equivalents at end of period	$199,759	$142,097

Non-GAAP Results

(In thousands, except per share data)

The following table shows the Company’s non-GAAP results reconciled to the Generally Accepted Accounting Principles (“GAAP”) results included in this release. The Company’s non-GAAP results do not, as applicable, include restructuring and other charges or investment gains and losses.

	March 5, 2004	February 28, 2003	November 28, 2003

GAAP operating income	$163,262	$80,508	$115,263
Restructuring and other charges	—	—	(105)
Non-GAAP operating income	$163,262	$80,508	$115,158

GAAP net income	$123,035	$54,225	$83,349
Restructuring and other charges, net of tax	—	—	(74)
Investment (gain) loss, net of tax	763	4,685	(265)
Non-GAAP net income	$123,798	58,910	83,010

Diluted net income per share:

GAAP net income	$0.50	$0.23	$0.34
Restructuring and other charges, net of tax	—	—	—
Investment (gain) loss, net of tax	—	0.02	—
Non-GAAP net income	$0.50	$0.25	$0.34

Shares used computing diluted net income per share	246,087	235,294	245,512

Adobe continues to provide all information required in accordance with GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures.  Accordingly, Adobe uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes.  Adobe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Adobe presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Adobe’s operating results in a manner that focuses on what Adobe believes to be its ongoing business operations.  Adobe’s management believes it is useful for itself and investors to review both GAAP information that includes the expenses, charges and investment gains and losses discussed below and the non-GAAP measures that exclude such expenses, charges and investment gains and losses in order to assess the performance of Adobe’s business and for planning and forecasting in subsequent periods.

Adobe’s non-GAAP operating income excludes, as applicable, restructuring and other charges. Non-GAAP net income and non-GAAP diluted earnings per share exclude, as applicable, restructuring and other charges and investment gains and losses.  Management believes that the inclusion of these non-GAAP financial measures provide consistency and comparability with past reports of financial results and has historically provided comparability to similar companies in Adobe’s industry, many of which present the same or similar non-GAAP financial measures to investors.  Whenever Adobe uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure.  Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Adobe excludes restructuring and other charges, including (i) employee severance and other termination benefits, (ii) lease termination costs and other expenses associated with exiting facilities, and (iii) other costs associated with terminating contracts, from its non-GAAP financial measure of operating income and net income.  Adobe’s management does not consider these restructuring costs as a normal component of its expenses related to ongoing operations as such charges have occurred only periodically and have not been directly linked to the level of Adobe’s business activities in the quarter in which such charges occur.  As a result, Adobe’s management believes it is useful for itself and investors to review both GAAP information that includes such charges and non-GAAP measures of operating income and net income that exclude these charges to have a better understanding of the overall performance of Adobe’s ongoing business operations and its performance in the periods presented.

In accordance with GAAP, Adobe incurs investment gains and losses from its venture program.  These charges are otherwise unrelated to Adobe’s ongoing business operations and are excluded from its non-GAAP financial information.